Paying and Conversion Agency Agreement

(the "Agreement")

made on 17 November 2003

among

Ares International Finance 92 Ltd, PO Box 1034GT, 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, Cayman Islands
(the "Issuer")

and

Serono SA, 1267 Coinsins, Switzerland
(the "Guarantor")

on the first part,

and

UBS AG, Bahnhofstrasse 45, CH-8001 Zurich, Switzerland, acting through its business group UBS Investment Bank ("UBS")

together with the Guarantor and the Issuer (the "Parties", and each a "Party")

on the second part.

Table of Contents

1	Appointment as Principal Paying and Conversion Agent	4

2	Payment Services	4

3	Conversion Services	5

4	Form, Denomination and Printing of the Bonds	6

5	Fee and Commissions of the Agent	6

6	Costs and Expenses	7

7	Indemnification	8

8	Duration and Termination	8

9	Miscellaneous	8

Annex A (Copy of the Terms of the Bonds)		11

Annex B (Copy of the Permanent Global Certificate)		12

Annex C (Bond Certificate)		13

Annex D (Coupons)		14

Annex E (Specimen Signatures)		15

Preamble

By a bond purchase agreement among the Guarantor and the Issuer, on the one hand, and UBS and Goldman, Sachs & Co. Bank, Zurich, on the other hand, of 17 November 2003 (the "Bond Purchase Agreement"), the Issuer has agreed to issue a 0.50 % guaranteed convertible bonds due 2008 in the aggregate principal amount of CHF 600'000'000 (as defined in the BPA, the "Bonds").

The Bonds are subject to the terms and conditions of the Bonds which form annex A to the Bond Purchase Agreement, a copy of which is attached as Annex A to this Agreement (the "Terms of the Bonds").

The Bonds are convertible into fully paid bearer shares of the Guarantor with a nominal value of CHF 25 each (as defined in the BPA, each a "Share"). The conversion rights will be covered by treasury shares of the Guarantor, and by the Guarantor's conditional capital, which may be increased to cover the conversion rights.

The Guarantor has guaranteed the obligations of the Issuer by a Guarantee issued for the benefit of the Bondholders.

UBS intends to act as paying and conversion agent in relation to the Bonds and, in this capacity, it will effect on behalf of the Issuer or the Guarantor, as the case may be, (a) the payment of interest and all monies payable upon redemption of the Bonds (b) the delivery of Shares upon conversion of the Bonds and other related tasks, and (c) all other administrative tasks of the Principal Paying and Conversion Agent, in each case according to the Terms of the Bonds.

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meaning ascribed to them in the Terms of the Bonds.

1	Appointment as Principal Paying and Conversion Agent

The Issuer hereby appoints UBS, and UBS accepts the appointment, to act as exclusive Principal Paying and Conversion Agent with all rights and obligations as set forth in the Terms of the Bonds.

Without any limitation to the above, the Principal Paying and Conversion Agent shall perform the services related to:

a)	the payment of interest and all monies payable upon redemption of the Bonds, all in accordance with the Terms of the Bonds (the "Payment Services");

b)	the conversion of the Bonds into Shares and the related determinations and procedures, all in accordance with the Terms of the Bonds ("Conversion Services");

c)	the administration of the Bonds including all administrative tasks not covered by let. a) or b) but specified in the Terms of the Bonds ( "Administrative Services");

The Issuer agrees not to designate any further or other person to render any of the Paying, Conversion or Administrative Services.

2	Payment Services

2.1	Payment by the Issuer to UBS

The Issuer undertakes to transfer the funds required in respect of each payment due under the Terms of the Bonds, plus the commissions referred to in Section 5  paragraph 1 let. (a) below, where applicable, on the relevant due date in freely disposable Swiss francs ("CHF") to the Principal Paying and Conversion Agent. If such a due date does not fall on a Business Day, the Issuer shall be obliged to effect transfer of such payments for value on the Business Day immediately following such due date.

Not later than two Business Days before each due date, the Issuer shall inform the Principal Paying and Conversion Agent of the name of the bank expected to be effecting the transfer of the amounts required in respect of the Bonds, as well as a confirmation by the Issuer that it has given irrevocable instructions to that bank to effect payment in full on the respective due date.

Any funds held by the Principal Paying and Conversion Agent in respect of sums due to Bondholders, but the claims for payment of which are barred by the applicable statute of limitations, shall be put at the Issuer's disposal by the Principal Paying and Conversion Agent.

All payments to be made by the Issuer under the Terms of the Bonds will be made by the Issuer unless required by applicable law without deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of the Cayman Islands or Switzerland, as the case may be, all as provided for in the Terms of the Bonds. Furthermore, payments under the Bonds shall be made without collection costs to the Bondholders, and unless required by applicable law, without any restrictions and irrespective of nationality, domicile or residence of the Bondholders and without requiring any certification, affidavit or the fulfillment of any other formality.

2.2	Cancellation, Destruction and Records

Any cancellation of Bonds pursuant to the Terms of the Bonds shall be effected through the Principal Paying and Conversion Agent who will promptly notify the issuer about such cancellation.

In so far as the Bonds shall be printed, UBS shall (i) periodically destroy redeemed Bonds, whereby a record will be drawn up with a list of serial numbers, and (ii) destroy redeemed Coupons, whereby it shall draw up a record indicating the number of destroyed Coupons classified according to their Coupon due date but without specifying their serial numbers.

In such an event, UBS reserves the right to keep records both of redeemed Coupons and Bonds on some visual or other recording medium instead of physically storing them, during the period of time prescribed by law, after which it shall destroy them. These records of redeemed Coupons and Bonds shall remain in safe custody at UBS during the statutory period prescribed by law.

3	Conversion Services

3.1	Administration, Notice to the Issuer

The Principal Paying and Conversion Agent shall administer the conversion of the Bonds in accordance with the Terms of the Bonds and the provisions of this Agreement.

Upon conversion of a Bond, the Principal Paying and Conversion Agent shall inform the Issuer (with a copy to the Guarantor) by fax within due time following the Conversion Date of (i) the number of Conversion Notices received on any such Conversion Date, (ii) the number of Bonds converted according to the Conversion Declarations received (iii) the total number of Shares to be delivered according to the Conversion Declarations received and (iv) the total amount of the Cash Payment for Fractions (the "Agent Conversion Notice").

The Issuer undertakes to keep the SWX Swiss Exchange informed about the exercise of Conversion Rights on a monthly basis, even if there have been no conversions in the relevant period, and the Guarantor undertakes to keep the SWX informed about the amount of its available conditional capital, all in accordance with the applicable SWX regulations.

3.2	Delivery of Shares and Payment of Fractions

Upon the receipt of the Agent Conversion Notice, the Issuer (failing whom the Guarantor) shall make available the necessary number Shares for delivery within the deadlines set forth in, and as calculated in accordance with, the Terms of the Bonds.

The Issuer (failing whom the Guarantor) shall furthermore timely transfer to the Principal Paying and Conversion Agent the funds required in respect of the payment of any fraction due upon conversion of the Bonds under the Terms of the Bonds, such transfer being made in freely disposable Swiss francs ("CHF").

4	Form, Denomination and Printing of the Bonds

In principle, the Bonds shall be represented by the Permanent Global Certificate figuring in Annex B to the Bond Purchase Agreement (the form of which also figures in Annex B to this Agreement). The Bonds will be in such denomination, represented, deposited, and, as the case may be, printed as set out in Section 1 of the Terms of the Bonds.

If printed, in accordance with the Terms of the Bonds, the Bonds and Coupons:

a)	shall be substantially in the form of Annexes C and D to this Agreement;

b)	shall be exchanged for the Permanent Global Certificate by UBS which shall cancel such Permanent Global Certificate and surrender it to the order of the Issuer.

The Issuer irrevocably authorizes UBS to use the specimen signatures provided in Annex E and deposited with UBS for printing the Bonds and Coupons with the same binding effect upon the Issuer as if the Bonds had been issued and signed by the Issuer on the Closing Date.

5	Fee and Commissions of the Agent

The Issuer (failing whom the Guarantor) shall pay UBS the following fee and commissions for the services covered by this Agreement:

a)	A commission for the Paying Services of:

	(i)	0.01% per Coupon on the par value of the Bonds; and

	(ii)	0.01% on the par value of the redeemed Bonds.

b)
On conversion of Bonds a conversion commission of 0.05% calculated on the nominal amount of each converted Bond of CHF 5000 par value, i.e. CHF 2.50 each. Any adjustment to the Conversion Price which may be applicable according to Clause 6 of the Terms of the Bonds shall not result in any reduction of such commission, it being understood that in case of conversion, no commission as per let. a (ii) above shall be due.

The commission for the Paying Services of let. a) shall be payable as set out in Section 2.1 . The conversion commission of let. b) shall be paid separately on conversion of the Bonds, and shall be due and payable immediately upon receipt of such invoice.

6	Costs and Expenses

The Issuer (failing whom the Guarantor) shall bear, to the exclusion of UBS

	a)	the Swiss and Cayman securities transfer tax, if any, (and any similar tax at the seat of the new Issuer in case of replacement of the Issuer pursuant to the Terms of the Bonds);

	b)	the Relevant Exchange market fees on the Conversion Price upon conversion and all other taxes, duties and stock exchange levies (if any) in connection with the transactions contemplated herein;

	c)	the one-off costs of delivering and depositing the Permanent Global Certificate at SIS SEGAINTERSETTLE AG ("SIS") and fees and costs invoiced by SIS in connection with the Bonds;

	d)	the costs and fees of any Expert or Common Expert;

	e)	the costs relating to the printing and delivery of the Bonds or Coupons, their replacement if destroyed or mutilated, and their cancellation;

f)
the costs and fees related to the convening and holding of any Bondholders' Meeting, including the costs and fees for the Chairman and Deputy Chairman, and those of any advisor reasonably retained by the Principal Paying and Conversion Agent (after consultation with the Issuer) to advise in connection with such meeting;

g)
the costs and fees of any advisor reasonably retained by the Principal Paying and Conversion Agent (after consultation with the Issuer) in connection with any modification to the Terms of the Bonds in accordance with any replacement of the Issuer or any amendment to the Terms of the Bonds;

	h)	the costs of all publications made, or notices sent out by the Principal Paying and Conversion Agent in accordance with the Terms of the Bonds;

	i)	all other taxes, costs and expenses, to be borne by the Issuer and or the Guarantor pursuant to the Terms of the Bonds, the Bond Purchase Agreement;

j)
all other costs and expenses reasonably incurred by the Paying and Conversion Agent (after consultation with the Issuer) in connection with the discharge of its duties in connection with this Agreement except general overhead costs.

The above costs, taxes and expenses will be immediately payable upon receipt by the Issuer of the related invoice (including supporting evidence) sent out by the Principal Paying and Conversion Agent.

Except as otherwise stated herein, each Party will bear its own costs and expenses.

7	Indemnification

The Issuer and the Guarantor will fully release, discharge, indemnify and hold harmless UBS against any losses, claims, damages or liabilities, to which UBS becomes subject, under Swiss or any other law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise in connection with the performance or alleged non-performance or wrong performance of this Agreement or of the obligations of UBS as Principal Paying and Conversion Agent under the Terms of the Bonds, except in case of gross negligence of UBS.

8	Duration and Termination

This Agreement will stay in force as long as any Bond will remain outstanding.

9	Miscellaneous

9.1	Notices to the Parties

The Issuer shall send all notices for the attention of UBS in connection with this Agreement at the following address:

If to UBS:
UBS AG, acting through its business group UBS Investment Bank
P.O. Box
8098 Zurich
Switzerland
(Fax. 0041 1 239 48 09)
Attn: Transactions Legal

All notices to the Issuer and the Guarantor shall be sent by UBS to the following addresses:

If to the Issuer:
Ares Serono International Finance 92 Ltd.
PO Box 1034GT
4th Floor
Harbour Place
103 Church Street
Georgetown, Grand Cayman
Cayman Islands
(Fax: +1 345 814 1544)
Attn: Managing Director

With a copy to:
Serono International SA
15bis, chemin des Mines
1211 Genève 20
(Fax: +41 22 739 30 41)
Attn: Corporate Treasurer

If to the Guarantor:
Serono International SA
15bis, chemin des Mines
1211 Genève 20
(Fax: +41 22 739 30 70)
Attn: General Counsel and Corporate Treasurer

All notices shall be made in writing (by standard or registered mail) or by telegram or fax. A notice transmitted by fax shall only be deemed to be validly given on time if receipt thereof is confirmed in writing or by fax.

9.2	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity and be replaced by such valid and enforceable provision which the parties bona fide consider to match as closely as possible the invalid or unenforceable provision, attaining the same or a similar economic effect. The remaining provisions of this Agreement shall under all circumstances continue to be binding and in full force and effect.

9.3	Applicable Law and Place of Jurisdiction

This Agreement is governed by the substantive laws of Switzerland.

Any dispute which might arise out of this Agreement (and the Terms of the Bonds) shall fall within the exclusive jurisdiction of the ordinary Courts of Justice of the Canton of Geneva, with the right to appeal to the Swiss Federal Court of Justice in Lausanne where the law permits.

The Issuer elects special domicile at the address of the Guarantor pursuant to article 50 of the Swiss Act on Debt Enforcement and Bankruptcy.

The above-mentioned jurisdiction is also valid for the declaration of cancellation of Bonds and Coupon sheets and their subsequent replacement.

Signatures on the next page

Signature Page

Grand Cayman, this 17 november 2003

Ares International Finance 92 Ltd.

/s/ Linburgh Martin	/s/ Naul Bodden

Name: Linburgh Martin	Name: Naul Bodden
Title: Director	Title: Director

Coinsins, this 17 november 2003

Serono S.A.

/s/ Allan Shaw

Name: Allan Shaw
Title: CFO & Authorized Representative

Zurich, this 17 november 2003

UBS AG, acting through its business group UBS Investment Bank

/s/ Peter Guenthardt	/s/ Sebastian Harsch

Name: Peter Guenthardt	Name: Sebastian Harsch
Title: Associate Director	Title: Director

Annex A (Copy of the Terms of the Bonds)

TERMS OF THE BONDS

These Terms of the Bonds (the "Terms") issued by Ares International Finance 92 Ltd (the "Issuer") and unconditionally guaranteed by Serono SA (the "Guarantor"), under a Bond Purchase Agreement (the "Agreement") between the Issuer, the Guarantor, on the one hand, and Goldman, Sachs & Co. Bank and UBS AG, acting through its business group UBS Investment Bank (collectively referred to as the "Lead Managers"), on the other hand, are as follows:

1. Form and Denomination, Permanent Global Certificate, Printing and Delivery of the Bonds

The bonds are definitely and permanently evidenced by a bearer global certificate (the "Permanent Global Certificate") and are divided into co-ownership quotas (each a "Bond", together the "Bonds") of CHF 5,000 or integral multiples thereof, rendering the entitlement to payment of interest (the "Coupon") and allocated to the co-owners (the "Bondholders" and, with respect to the entitlement to payment of interest, the "Couponholders").

The Permanent Global Certificate will be deposited until final redemption, conversion or printing of the Bonds with SIS SEGAINTERSETTLE AG, Olten, or another clearing institution approved by the Relevant Exchange. "Relevant Exchange" means virt-x or SWX Swiss Exchange, as applicable, or any successor thereof, or, if the bearer shares of the Guarantor (the "Shares") are no longer admitted to trading on virt-x, the principal stock exchange or securities market on which the Shares are traded.

Bondholders and Couponholders do not have at any time the right to demand the delivery of printed Bonds. Only if the Issuer deems the printing of the Bonds to be necessary or if, under Swiss law, the enforcement of obligations under the Bonds and Coupons can only be ensured by means of printed Bonds and Coupons, the Issuer shall provide, without any costs to the Bondholders, for the printing and delivery of printed Bonds and Coupons.

Printed Bonds or Coupons which are mutilated, lost or destroyed may, in accordance with applicable legal procedures, be replaced, at the head office of UBS AG in its function as principal paying and conversion agent for the Bonds (the "Principal Paying and Conversion Agent"), on payment of such costs as may be incurred in connection therewith, and on such terms as to evidence and indemnity as the Principal Paying and Conversion Agent may require and, in the case of mutilation, upon surrender of the Bonds or Coupons.

As long as no Bonds and Coupons have been printed, the expressions "Bonds" and "Coupons" and "Bondholder" and "Couponholder" herein shall mean and include entitlements under the Permanent Global Certificate.

2. Interest

The Bonds bear interest from, but excluding, 26 November 2003 (the "Payment Date") at the rate of 0.5 per cent., per annum, payable annually on 26 November, (the "Interest Payment Date") in arrear. The first interest payment will become due and payable on 26 November 2004.

Each Bond will cease to bear interest (i) when the Conversion Right (as defined in Section 5) with respect to such Bond has been exercised by the respective Bondholder pursuant to Section 5, from the last Interest Payment Date preceding the Conversion Date (as defined in Section 5) or, if none, from the Payment Date, or (ii) in all other circumstances from the due date for redemption or repayment of such Bond, provided that if, upon due presentation, delivery of the Shares or payment of any amount due is improperly withheld or refused, such Bond shall continue to bear interest. In such case, interest will accumulate until the day on which all Designated Shares (as defined in Section 5) and all sums due in respect of such Bond up to that day are received by the Principal Paying and Conversion Agent on behalf of the relevant Bondholder.

When interest is required to be calculated for a period of less than one year, it shall be calculated on the basis of the number of days in the relevant period from (but excluding) the first day of such period to (and including)

the last day of such period, all such calculations being made on the basis of a 360-day year consisting of 12 months of 30 days each.

3. Redemption

a) Repayment at Maturity Date

Unless previously converted or redeemed, the Issuer undertakes to repay all the outstanding Bonds at their Accreted Principal Amount (together with unpaid accrued interest to such date), without further notice, on 26 November 2008 (the "Maturity Date"). The Issuer may, however, purchase Bonds in the market (on or off-exchange) at any time, at any price and for any purpose (including cancellation and re-sale).

In these Terms, the "Accreted Principal Amount" in respect of each Bond of CHF 5,000 shall mean (i) in the case of a redemption of Bonds on the Maturity Date, CHF 5,290.54 plus accrued interest and (ii) in the case of a redemption of the Bonds pursuant to Sections 3 (b), 3 (c) or 3(d) or 16 or if the Bonds become due and payable pursuant to Section 7, the amount which is determined to be the amount which, together with unpaid accrued interest from the immediately preceding Interest Payment Date or, if none, the Payment Date, and after taking into account any interest paid in respect of those Bonds in preceding periods, represents for the Bondholder a gross annual yield to maturity of 1.625 per cent., per annum and shall be calculated in accordance with the following formula, rounded (if necessary) to two decimal places, with 0.005 being rounded upwards (provided that if the relevant date fixed for redemption or the date on which the Bonds become due and payable pursuant to Section 7 is an Interest Payment Date, the Accreted Principal Amount shall be as set out below in respect of such Interest Payment Date):

Accreted Principal Amount =	(Previous Accreted Principal
Amount × (1 + r)d/p) — AI,
where
Previous Accreted Principal Amount =
The Accreted Principal Amount on the Interest Payment Date immediately preceding the relevant date fixed for redemption or the date on which the Bonds become due and payable as provided in Section 7 (as the case may be) as set out below (or, if the Bonds are to be redeemed prior to the first Interest Payment Date, CHF 5,000):

Interest Payment Date	Accreted_Principal_Amount

(CHF)
26 November 2004	5,056.25
26 November 2005	5,113.41
26 November 2006	5,171.51
26 November 2007	5,230.54
26 November 2008	5,290.54

and where:

r	means 1.625 per cent.;

d
means the number of days from and including the immediately preceding Interest Payment Date (or, if the Bonds are to be redeemed on or before the first Interest Payment Date, from and including the Payment Date) to, but excluding, the date fixed for redemption, calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed;

p	means 360; and.

AI
means the accrued interest on the principal amount of the Bonds from and including the immediately preceding Interest Payment Date (or if the Bonds are to be redeemed on or before the first Interest Payment Date, from and including the Payment Date) to, but excluding, the relevant date fixed for redemption, calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

If the Accreted Principal Amount payable in respect of any Bond upon its redemption pursuant to Sections 3 (b), 3 (c), 3 (d) or 16 or upon it becoming due and payable as provided in Section 7 is not paid when due, the Accreted Principal Amount due and payable in respect of such Bond shall be the Accreted Principal Amount of such Bond as described above, except that such Sections shall have effect as though the reference therein to the date fixed for redemption of the Bonds or, as the case may be, the date on which the Bond becomes due and payable had been replaced by a reference to the Relevant Date and interest shall accrue on the principal amount of such Bond to, but excluding, the Relevant Date. The calculation of the Accreted Principal Amount in accordance with this Section will continue to be made (as well after as before judgement) until, but excluding, the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be 105.8108 per cent. of the principal amount of the Bonds together with interest (inclusive of interest payable pursuant to Section 2 at the rate of 1.625 per cent. per annum from and including the Maturity Date to, but excluding, the Relevant Date).

"Relevant Date" means whichever is the later of (a) the date on which such payment first becomes due and (b) the date on which the full amount having been so received by the Principal Paying and Conversion Agent and being available for payment against presentation of the Bonds.

b) Early Redemption at the Option of the Issuer

Subject to a period of 30 days' notice to the Bondholders, the Issuer reserves the right to

(a) prematurely redeem at any time all outstanding Bonds at their Accreted Principal Amount (together with unpaid accrued interest), provided that less than 15 per cent. of the Bonds are outstanding at the time of the notice; or

(b) redeem all outstanding Bonds on 10 December 2006 or at any time thereafter, at their Accreted Principal Amount (together with unpaid accrued interest), provided that the Closing Price (as defined in Section 3 (d) below) of the Shares on the Relevant Exchange for 20 Trading Days during any period of 30 consecutive Trading Days ending not earlier than 14 days prior to the giving of the notice of redemption (the "20 Day Period") was at least 115 per cent. of the Accreted Principal Amount divided by the number of Designated Shares to be delivered upon conversion of one Bond on each such Trading Day of the 20 Day Period. The right to redeem shall renew each time a new 20 Day Period occurs.

Notice of redemption is validly given if made in writing to the Principal Paying and Conversion Agent within the prescribed time limit. Such notice shall be announced as soon as practicable in accordance with Section 11.

c) Early Redemption for Tax Reasons

Should the Issuer be required to pay additional amounts pursuant to Section 14, it may give notice to redeem the Bonds at any time at their Accreted Principal Amount (together with unpaid accrued interest). Such redemption will be effected — with interest accrued to the date of such redemption — under 60 days' prior notice to the Principal Paying and Conversion Agent on behalf of the Bondholders and Couponholders, provided that no such notice of redemption shall be given earlier that 90 days prior to the earliest date on which the Issuer would be required to pay any additional amount pursuant to Section 14 or be prohibited from performing or observing any of its obligations under Section 14 in respect of the Bonds. Such early redemption shall be published by the Principal Paying and Conversion Agent at the expense of the Issuer in accordance with Section 11.

Upon receipt of the notice, a Bondholder may elect to have its Bonds redeemed by the Issuer at their Accreted Principal Amount (together with unpaid accrued interest), or failing such an election such Bondholder will not be redeemed by the Issuer, in which case such Bondholder will continue to receive payments on the Bonds but without such additional amounts as pursuant to Section 14.

The interest on the Bonds is, in accordance with Swiss law at present in force, not subject to the Swiss Withholding Tax.

d) Early Redemption at the Option of the Bondholders upon a Change of Control

Each Bondholder may require the Issuer to redeem all or any of the Bonds held by such Bondholder at their Accreted Principal Amount (together with unpaid accrued interest) at the Relevant Put Date.

To exercise such right the Bondholder must deposit at his own expense a duly completed and signed notice (a "Put Notice") in the form obtainable from the Principal Paying and Conversion Agent at not more than 60 days after the date of the Change of Control Notice (as defined in Section 5 (b) V), accompanied by evidence satisfactory to the Principal Paying and Conversion Agent concerned that all the Bonds stated in the Put Notice will, following the delivery of the Put Notice, be held to its order or under its control. Such notice shall be irrevocable except in the event that such Bond becomes immediately due and repayable before the Relevant Put Date. "Relevant Put Date" shall mean the fourteenth day after the expiry of the period of 60 days referred to above.

"Closing Price" for each Trading Day means (a) the last reported sales price (Schlusskurs; cours de cloture) of the Shares on the Relevant Exchange, or (b) if the Shares are not admitted to trading on the Relevant Exchange, the average of the closing bid and offered prices of the Shares for such day as furnished by any member firm of the Relevant Exchange selected from time to time by the Issuer for this purpose.

"Trading Day" means a day on which (a) the Relevant Exchange is open for business, but does not include a day when no such last sales price is reported or (b) (if the Shares are not listed or admitted to trading on the Relevant Exchange) closing bid and offered prices are furnished as aforesaid.

"Change of Control" will be deemed to have occurred when an offer to acquire Shares, whether expressed as a legal offer, an invitation to treat, a scheme with regard to such acquisition or in any other way, is made in circumstances where such offer is available to all holders of Shares (the "Shareholders") or all Shareholders other than any Shareholder who is the person making such offer (or any associate of such person) or who is excluded from the offer by reason of being connected with one or more specific jurisdictions and, such offer having become or been declared unconditional in all respects, the Guarantor becomes aware that the right to cast more than 50%, of the votes which may ordinarily be cast on a poll at a general meeting of shareholders has or will become unconditionally vested in the offeror and/or such associates(s).

4. Payments

The amounts required for the maturing payments on the Bonds and/or Coupons will be made available in good time in freely disposable Swiss francs which will be placed at the free disposal of the Principal Paying and Conversion Agent in Switzerland, acting as principal paying agent.

Upon receipt of the funds in Switzerland and under the same conditions as received, the Principal Paying and Conversion Agent will arrange for payment to the Bondholders and/or Couponholders.

Payments that become due on a day other than a Business Day (as defined in Section 5 (a)), shall be effectuated on the first Business Day following such day without any additional interest.

The Issuer undertakes that payments to be made under these Terms shall be made in freely disposable Swiss francs without collection cost to the Bondholders and Couponholders, and unless provided for by applicable law, without any restrictions and whatever the circumstances may be, irrespective of nationality, residence or domicile of the Bondholders or Couponholders and without requiring any affidavit or the fulfilment of any other formality, at the counters in Switzerland of the Principal Paying and Conversion Agent.

The receipt by the Principal Paying and Conversion Agent of the funds in Swiss francs in Switzerland shall release the Issuer of its obligations under the Bonds to the extent of amounts paid.

If printed, definitive Bonds presented for redemption shall be delivered and surrendered for payment together with all unmatured Coupons. Unmatured Coupons so delivered will be cancelled without payment. The face amount of missing Coupons shall be deducted from the amount otherwise repayable, but the amount so deducted shall be paid upon subsequent presentation of the missing unmatured Coupons unless they have become time-barred by virtue of the statute of limitations of Swiss law.

5. Conversion

a) In General

Each Bond in the nominal value of CHF 5,000 will be convertible (the "Conversion Right") on any day on which banks in Zurich and London are open for business (each, a "Business Day") on or after 6 January 2004 up to and including the earlier of (i) 19 November 2008 or (ii) five Business Days prior to the repayment date in connection with an early redemption of the Bonds (the "Conversion Period") into 3.5333 Shares of CHF 25 par value each or any other par value that the Shares may have until expiry of the Conversion Period (the "Designated Shares") at an initial conversion price of CHF 1,415.11 (the "Initial Conversion Price" or, as adjusted, the "Conversion Price") per Share, subject thereafter to adjustments as stipulated in Section 5 (b) below.

In order to calculate the number of Designated Shares to be delivered upon conversion, the total nominal amount of the Bonds contained in the respective Conversion Declaration (as defined below) shall be divided by the Initial Conversion Price or, if adjusted, the Conversion Price in effect on the relevant Conversion Date (as defined below). The resulting fraction of less than one Designated Share (calculated with five decimals) is to be multiplied with the Closing Price as of the day before the Conversion Declaration has been delivered to the Principal Paying and Conversion Agent, and the resulting amount in Swiss francs (rounded to five centimes) is to be paid in cash to the converting Bondholder.

Conversion Declarations shall be deemed to be presented on a Business Day if presented before 4.00 p.m. CET on that Business Day. Any Conversion Declaration presented after 4.00 p.m. CET will be deemed to have been received on the following Business Day. In case of early redemption of the Bonds according to Section 3, Conversions Declarations can be presented up to 4.00 p.m. CET of the fifth Business Day prior to the date fixed for redemption.

The Principal Paying and Conversion Agent, acting on its own initiative or upon request by the Issuer, may refuse to honour any Conversion Declaration presented after the occurrence of an Event of Default pursuant to Section 7 below.

The Swiss Federal Stamp Duty (if due) as well as the fee of the Relevant Exchange (if any) payable upon the delivery in Switzerland of the Designated Shares arising out of conversion will be paid by the Issuer. The Issuer will not pay (i) any tax payable in connection with any subsequent sale or transfer of Designated Shares arising out of conversion by the holder thereof or (ii) any tax or other cost payable in connection with the sale, transfer or delivery of Designated Share(s) in or to a country other than Switzerland.

To exercise the Conversion Rights, a written conversion declaration of the Bondholder (a "Conversion Declaration") together with the relevant Bond or Bonds, are to be presented together with all unmatured Coupons, at a Swiss business office of the Principal Paying and Conversion Agent, in exchange for which the appropriate number of Designated Shares will be made available by the Issuer. A Conversion Declaration, once duly presented as aforesaid, shall be irrevocable without consent of the Issuer.

As soon as practicable, and in any event not later than twenty (20) Trading Days after the date the Conversion Declaration is deposited with the Principal Paying and Conversion Agent (the "Conversion Date"),

the Issuer will effect delivery of the Shares through SIS SegaInterSettle AG or any other of the Relevant Exchange's settlement organisation in accordance with directions given by the exercising Bondholder in the relevant Conversion Declaration.

The Designated Shares acquired by way of conversion will carry the same entitlements and be subject to the same restrictions as the other outstanding Shares as of the Conversion Date. Upon exercise of the Conversion Right, the Bondholder is entitled to receive dividends pertaining to the Designated Shares provided that the conversion takes place by 12:00 noon (CET time) at the latest on the last Business Day prior to the Ex-Day. "Ex-Day" means the day on which the Shares are traded on the Relevant Exchange "ex dividend". However, any Bonds presented for conversion on 26 November of a particular year are to be submitted without the Coupon due on such date (which Coupon entitles its holder to receive the interest due on such date). No broken-period interest will be paid. The converted Bonds will be invalidated by the Principal Paying and Conversion Agent and are to be regarded as redeemed.

b) Adjustments to Conversion Price

The Initial Conversion Price and, where relevant, the Conversion Price shall be adjusted as follows:

I. Events leading to Adjustments to the Initial Conversion Price or Conversion Price

(a) Increase of capital by means of capitalisation of reserves, profits or premiums by distribution of Shares, or division or consolidation of Shares.

In the event of a change in the Guarantor's share capital by capitalisation of reserves, profits or premiums, by means of a distribution of Shares, and in the event of division or consolidation of Shares, the Initial Conversion Price or, where relevant, the Conversion Price, shall be adjusted by multiplying the Initial Conversion Price or the Conversion Price in force immediately prior to such change by the result of the following formula:

N(Old) / N(New)

where:
N(Old)	is the number of Shares existing before the change in share capital; and

N(New)	is the number of Shares existing after the change in share capital;

provided, however, that no such adjustment shall be made if Shares are issued in lieu of the whole or any part of a cash dividend, or another Cash Distribution (as defined below) made in lieu of a dividend, which the shareholders concerned would or could otherwise have received.

Such adjustment shall become effective on the date on which the Shares are traded ex-Shares on the Relevant Exchange.

(b)   Issues of Shares or Other Securities by way of conferring subscription or purchase rights

If (a) the Guarantor grants to Shareholders any rights or options, warrants or other rights to subscribe for or acquire Shares, Other Securities (as defined below) or securities convertible or exchangeable into Shares or Other Securities or (b) any third party with the agreement of the Guarantor issues to Shareholders any rights, options or warrants to purchase any Shares, Other Securities or securities convertible or exchangeable into Shares or Other Securities (the rights referred to in (a) and (b) collectively and individually being the "Purchase Rights"), the Initial Conversion Price or, where relevant, the Conversion Price, shall be adjusted by multiplying the Initial Conversion Price or the Conversion Price in force immediately prior to such issue or grant by the result of the following formula:

(P cum — R) / P cum

where:

P cum
is the Closing Price of one Share on whichever is the later of (x) the last Trading Day preceding the date on which the Shares are first traded ex-Purchase Rights on the Relevant Exchange or (y) the Trading Day when the price for the Purchase Right is announced, or, if the day the subscription or purchase price is announced is not a Trading Day, the next following Trading Day; and

R	is the value of the Purchase Right relating to one Share or Other Security, such value to be calculated as follows:

(A) in the event the Purchase Rights relate to Shares or Other Securities or to securities convertible or exchangeable into Shares or Other Securities and where such Purchase Rights are traded on a regulated stock exchange in Switzerland, the European Union, the United States of America, Canada or Japan:

R = N rights × P rights

where:

N rights	is the number of Purchase Rights granted per Share; and

P rights
is the average of the last paid prices on the Relevant Exchange (or, if no dealing is recorded, the arithmetic mean of the bid and offered prices) on a spot basis of the Purchase Rights during the time Purchase Rights are traded, but not longer than the first 10 Trading Days.

(B) in all other cases R will be determined by a Common Expert.

Such adjustment shall become effective (i) in the case Section 5 (b) (I) (b) (A), five (5) Trading Days after (x) the end of the period during which the Purchase Rights are traded or (y) the tenth (10th) day of the subscription or purchase period, whichever is sooner, and (ii) in the case of Section 5 (b) (I) (b) (B), on the date determined by the Common Expert.

"Other Securities" means equity securities of the Guarantor other than Shares.

"Common Expert" means an independent investment bank of international repute or an independent law firm or accounting firm of international repute (an "Expert") selected by the Issuer and the Principal Paying and Conversion Agent by mutual agreement. If the Issuer and the Principal Paying and Conversion Agent do not mutually agree on an Expert within seven (7) days from the beginning of the appointment process, each of the Issuer and the Principal Paying and Conversion Agent shall select an Expert, whereby the so elected Experts shall select together a third Expert. In case the two selected Experts do not mutually agree on a third Expert within seven (7) days after being appointed, each of them shall select another Expert, whereby a Swiss Notary Public appointed by the Principal Paying and Conversion Agent will pick one of these two Experts as third Expert by drawing lots. In the case of the appointment of three Experts references in these Terms to a Common Expert shall be deemed to refer to these three Experts, deciding by majority decision. Decisions of the Common Expert shall be final and binding on the Issuer, the Guarantor, the Bondholders and the Principal Paying and Conversion Agent. The Principal Paying and Conversion Agent shall incur no liability against the Issuer or the Guarantor or the Bondholders in respect of any action taken, or suffered to be taken, in accordance with such decision and in good faith. The fees and costs of the Common Expert shall be borne by the Issuer, failing whom the Guarantor.

(c)   Spin-offs and Capital Distributions other than Cash Distributions

If, in respect of a spin-off or a capital distribution, other than extraordinary dividends as referred to in Section 5 (b) (I) (d), the Guarantor issues or distributes to holders of its Shares any assets, evidence of indebtedness of the Guarantor, shares, put-options or other rights (other than as referred to in Section 5 (b)

(I) (b) above) (the "Distribution"), the Initial Conversion Price or, where relevant, the Conversion Price shall be adjusted as follows:

(A) in case (x) the Distribution consists of securities that are traded on a regulated stock exchange or (y) has otherwise a value which is determinable by reference to a stock exchange quotation or otherwise, by multiplying the Initial Conversion Price or, where relevant, the Conversion Price in force immediately prior to such issue or distribution by the result of the following formula:

[P cum — (D/S)] / P cum

where:
P cum	is the Closing Price of one Share on the last Trading Day preceding the date on which the Shares are first traded ex-Distribution on the Relevant Exchange following the relevant Distribution;

D
is the aggregate value of the Distribution (in Swiss francs) on the Trading Day immediately following the date in respect of which Pcum has been determined, as determined by the Principal Paying and Conversion Agent based, in principle, on the closing price on the Relevant Exchange in case of  Section 5 (b) (I) (c) (A) (x) or by a Common Expert in case of Section 5 (b) (I) (c) (A) (y); and

S	is the number of Shares outstanding as of the last Trading Day preceding the date on which the Shares are first traded ex-Distribution on the Relevant Exchange following the relevant Distribution.

(B) in all other cases by multiplying the Initial Conversion Price or, where relevant, the Conversion Price in force immediately prior to such issue or distribution by the result of the following formula:

P after / P before

where:

P(after)	is the current market price per Share after the date of such Distribution (the "Distribution Date"); and

P(before)	is the current market price for a Share before the Distribution Date;

whereby for purposes of this provision the current market price per Share shall be deemed to be the average of the Closing Prices, (x) in the case of P(before), on the five (5) consecutive Trading Days before the Distribution Date, and (y) in the case of P(after), on the five (5) consecutive Trading Days after the Distribution Date, as determined by the Principal Paying and Conversion Agent. When calculating the average of the Closing Prices the gross dividend amount, if any, of any dividend paid during either of the above mentioned periods of five (5) days, shall be added back to the Closing Prices on each of the days on which the Shares are traded ex-dividend.

Such adjustment shall become effective, in the case of (A), on the date on which the Distribution is made and, in the case of (B), five (5) Trading Days after the Distribution Date.

Adjustment under this Section 5 (b) (I) (c) shall only be made if and when:

—   the value of the Distributions in Swiss francs in any financial year for the first time exceeds 3% of the average of the volume weighted average price on each Trading Day in the period of 365 days ending on the Trading Day immediately preceding the date on which the last of such Distributions is announced; or

—   further Distributions are made within the same financial year subsequent to the first adjustment, taking into account any previous such adjustments for that financial year.

(d)  Extraordinary Dividends

If the sum of all distributions per Share by the Guarantor to holders of its Shares made in cash and charged or provided for in the accounts of the Guarantor (the "Cash Distributions") (including any dividend payments or repayment in part of the nominal amount of the Shares, but not including any distributions for which an adjustment is otherwise made according to Sections 5 (b) (I) and 5 (b) (IV) or excluded in accordance with Section 5 (b) (III)) paid in any financial year exceeds 3% of the average of the volume weighted average price on each Trading Day in the period of 365 days ending on the Trading Day immediately preceding the date on which the board's intention to propose the distribution by which such threshold is exceeded is announced, then the Initial Conversion Price or, where relevant, the Conversion Price shall be adjusted by multiplying the Initial Conversion Price or the Conversion Price by the following fraction:

(P cum — D) / P cum

where:
P cum	is the Closing Price on the Trading Day immediately preceding the date on which the last of such distributions is so announced by the Guarantor; and

D
is the amount, by which the Cash Distributions exceed 3% of  the average of the volume weighted average price on each Trading Day in the period of 365 days ending on the Trading Day immediately preceding the date on which the board's intention to propose the last of such distributions is announced;

provided that such adjustment shall only be made if and when:

—   the sum of Cash Distributions in any financial year for the first time exceeds 3% of the average of the volume weighted average price on each Trading Day in the period of 365 days ending on the Trading Day immediately preceding the date on which the last of such distributions is announced; or

—   further Cash Distributions are made within the same financial year subsequent to the first adjustment, taking into account any previous such adjustments for that financial year.

Such adjustment shall become effective on the Trading Day on which the Shares are first traded ex-Cash Distributions.

(e)   Consolidations, Mergers

In the event of:

(A) any consolidation of the Guarantor with, or merger of the Guarantor into, any other company or the acquisition of the legal or beneficial ownership of all or substantially all of the assets owned by the Guarantor, either directly or indirectly, by one or more persons (other than any such consolidation, merger or acquisition which falls within the definition of Change of Control); or

(B) any consolidation of the Guarantor with, or merger of the Guarantor into, any other company or the acquisition of the legal or beneficial ownership of all or substantially all of the assets owned by the Guarantor, either directly or indirectly, by one or more persons which falls within the definition of Change of Control then with respect to the Bonds that remain outstanding following the lapse of each of the 60 day periods referred to in Section 3 (d), the Issuer and the Guarantor shall (as far as legally possible) ensure that each Bond shall be convertible into shares (or other equity securities, including depositary receipts issued for the same) and any other consideration (including cash) issued or delivered to the holders of the number of Shares into which such Bond could have been converted upon exercise of such Conversion Rights immediately prior to one of the aforementioned events (subject to subsequent adjustments provided in this Section 5 (b) (I)). The Initial

Conversion Price or, where relevant, the Conversion Price, shall not be subject to adjustments for such event other than as provided in this Section 5(b) (I) (e).

II.    Calculation of Adjustments

Each adjustment to be made pursuant to Section 5 (b) (I) shall be calculated by the Principal Paying and Conversion Agent and shall (in the absence of manifest error) be binding on all parties concerned. The Principal Paying and Conversion Agent shall for the purpose of the foregoing provisions only be liable for making, or not making, adjustments or taking, or not taking, any other measures in connection with these Bonds, if and to the extent that it fails to act with due care according to established market practice. The Principal Paying and Conversion Agent may engage the advice or services of any Common Expert whose advice or services it may consider necessary and rely upon any advice so obtained, and the Principal Paying and Conversion Agent shall incur no liability as against the Issuer, the Guarantor or the Bondholders in respect of any action taken, or not taken, or suffered to be taken, or not taken, in accordance with such advice and in exercising due care according to established market practice.

If in case of any adjustment the resulting Conversion Price is not an integral multiple of CHF 0.01 (one hundredth of a Swiss franc), it shall be rounded to the nearest whole or multiple of CHF 0.01 (one hundredth of a Swiss franc).

The Issuer will procure that a notice is published in the manner described in Section 11

(A) on the earlier of (x) not less than 20 days before the date of the general meeting of shareholders at which any relevant resolution is to be submitted to the shareholders of the Guarantor for approval in respect of, any issue, grant or distribution as described in sub-paragraphs (b) (I), (a), (b) or (c) of this Section 5, or (y) on the same date as Shareholders are or have to be informed of any other event which would give rise to an adjustment to the Initial Conversion Price or, where relevant, the Conversion Price, as described above, or (z) on the same date as Shareholders are or have to be informed of occurrences of any other matter affecting the rights attaching to the Shares as described; and

(B) as soon as practicable after either the date on which any adjustment to the Initial Conversion Price or, where relevant, the Conversion Price becomes effective or, if no adjustment is required, the date on which it is possible to determine that such is the case.

Any notice given pursuant to sub-paragraph (A) above shall give particulars of the relevant issue, grant, distribution or other such event (but only to the extent that such particulars are publicly available) and specify the date for participation therein and the adjusted Conversion Price (if then determinable).

Any notice given pursuant to sub-paragraph (B) shall give particulars of the relevant adjustment, if any.

III.  Events not Giving Rise to Adjustments

No adjustment to the Initial Conversion Price or Conversion Price shall be made:

(A) as a result of any issue or distribution of Shares or Other Securities if the pre-emptive right (Droit préférentiel de souscription; Bezugsrecht) in respect thereof under the Swiss Federal Code of Obligations has been validly excluded by resolution of the general meeting of Shareholders or by the board of directors of the Guarantor unless a pre-emptive right in respect thereof is granted indirectly to the Shareholders by a third party with the agreement of the Guarantor; or

(B) as a result of any public issue of bonds convertible or exchangeable into Shares or bonds with options to subscribe for Shares, such issue being in connection with a conditional increase of the share capital of the Guarantor, irrespective of whether in respect of such issue the advance subscription rights to acquire such bonds (droit préférentiel de souscription; Vorwegzeichnungsrecht) have been excluded or not, unless advance subscription rights have been granted and the Common Expert determines that such rights have an economic value; or

(C) save as provided for in Section 5 (b) (I) (d), as a result of the payment of dividends, or a reduction of the nominal amount of the Shares of the Guarantor in lieu of a dividend payment; or

(D) if the Guarantor sells any share, right, warrant or other security representing the same (an "Interest") in any of its subsidiaries to Shareholders at fair value, and for this purpose:

(i) where such Interest is listed on, traded on, or dealt in any stock exchange, the fair value of such Interest shall be at least 95% of the average of the last paid prices therefore on such stock exchange (or, if more than one, the principal such stock exchange) on each of the 10 Trading Days commencing on the 20th Trading Day before the day on which the Guarantor officially announces the terms and conditions for such sale, as determined by the Principal Paying and Conversion Agent;

(ii) where such Interest is not so listed, traded or dealt in, the fair value of such Interest shall be at least 95% of the intrinsic value thereof. The Issuer shall, at its own expense, instruct a Common Expert to determine as soon as practicable the intrinsic value of such Interest; or

(E) if Shares or Other Securities (including pre-emptive rights, options or warrants in relation to Shares or Other Securities) are issued, offered or granted to, or for the benefit of, directors or employees, or former directors or employees, of the Guarantor or any of its subsidiaries or any associated company or to trustees to be held for the benefit of any such person in any such case pursuant to any employee share or option scheme; or

(F) if an increase in the Initial Conversion Price or, where relevant, the Conversion Price, would result from such adjustment, except in case of an exchange of the Shares for Other Securities or a consolidation of Shares.

IV. Other Events

If the Issuer or the Guarantor determines, after consultation with the Principal Paying and Conversion Agent, or the Principal Paying and Conversion Agent determines after consultation with the Issuer and the Guarantor, that notwithstanding Section 5 (b) (I) and Section 5 (b) (III) an adjustment should be made to the Initial Conversion Price or Conversion Price as a result of one or more events or circumstances not referred to in Section 5 (b) (I) or circumstances including circumstances listed in Section 5 (b) (III) have arisen which have an adverse effect on the right to convert Bonds and no adjustment to the Initial Conversion Price or Conversion Price under Section 5 (b) (I) would otherwise arise or is excluded according to Section 5 (b) (III), the Principal Paying and Conversion Agent shall engage the advice or services of a Common Expert to determine as soon as practicable what adjustment, if any, to the Initial Conversion Price or Conversion Price or amendment, if any, to the terms of this Section 5 is fair and reasonable to take account thereof and the date on which such adjustment should take effect. The decision of the Common Expert shall be binding. The Principal Paying and Conversion Agent shall have no responsibility to make any enquiries as to whether or not any event has occurred which might require an adjustment to the Initial Conversion Price or Conversion Price or amendment, if any, to the terms of this Section 5(b).

V. Conversion upon Change of Control

If a Change of Control shall have occurred, then upon any exercise of Conversion Rights such that the relevant Conversion Date falls within 60 days following the Change of Control, or, if later, 60 days following the date on which notice of the Change of Control is given to Bondholders pursuant to this Section 5 (b) (V), the Initial Conversion Price or, where relevant, the Conversion Price shall be as set out below, but in each case adjusted, if appropriate under the provisions of Section 5 (b) (V) (provided that no adjustment to the Initial Conversion Price or Conversion Price shall be made in respect of such Change of Control other than pursuant to this Section 5 (b) (V):

Date of Change of Control	Conversion Price

(CHF)
On or before 26 November 2004	920.00
Thereafter, but on or before 26 November 2005	1,085.04
Thereafter, but on or before 26 November 2006	1,250.07
Thereafter	1,415.11

Following the occurrence of a Change of Control, the Issuer shall give notice thereof to the Bondholders (the "Change of Control Notice") in accordance with Section 11 within fifteen (15) Business Days after it becomes aware of such Change of Control. The Change of Control Notice shall specify (a) the Initial Conversion Price or, where relevant, the Conversion Price applicable in consequence of the Change of Control, (b) inform Bondholders of their entitlement to exercise their Conversion Rights or to exercise their right to require Redemption of the Bonds as provided in these Terms, (c) the date (the "Change of Control Redemption Date"), being not more than 60 and not less than 30 days after the giving of such notice, on which the Bonds may be redeemed at the option of the Bondholders (as provided for in Section 3 (d)).

6. Status and Negative Pledge

a) Status

The Bonds constitute direct, senior unsecured and unconditional obligations of the Issuer and rank and will rank pari passu among themselves and with all other present or future unsecured and unsubordinated obligations of the Issuer.

b) Negative Pledge

As long as the Bonds are outstanding but only up to the time all amounts of principal and interest have been placed at the disposal of the Bondholders and Couponholders, neither the Issuer, nor the Guarantor will, and the Guarantor shall procure that no Significant Subsidiary (as defined in Section 7) will provide any security for debt securities, and in particular bond issues, debentures, notes or similar debt securities that are, or are intended to be, quoted, listed, or traded on any stock exchange, OTC, or other securities markets, with a maturity of more than twelve months, without at the same time enabling the Bondholders to share equally and rateably in such security, or providing for the Bondholders or Couponholders such other security as the Principal Paying and Conversion Agent shall deem satisfactory.

7.  Events of Default

The Principal Paying and Conversion Agent shall have the right, but not the obligation, on behalf of the Bondholders, to declare all Bonds to be repayable in the following events (each an "Event of Default"):

(a) Non-payment of interest or extra amounts on these Bonds after such payments have become due and such failure continue for 14 days; or

(b) Omission on the part of the Issuer and the Guarantor to comply with other material provisions or obligations in these Terms within 30 days of Principal Paying and Conversion Agent requesting the Issuer in writing to rectify such omission; or

(c) Any other present or future indebtedness of the Issuer or the Guarantor or of any other Significant Subsidiary (as defined below) of the Guarantor for or in respect of monies borrowed or raised is not paid when due or, as the case may be, within any applicable grace period, or become due and payable prior to its stated maturity as a result of an event of default (howsoever described), or any security in respect of any such indebtedness becomes enforceable or any guarantee of, or indemnity in respect of, any such indebtedness given by the Issuer or the Guarantor or any other Significant Subsidiary of the Guarantor is not honoured when due and called upon or, as the case may be, within any applicable grace period, provided that no such event shall take into account for the purpose of this paragraph c) unless the relative indebtedness, either alone or when aggregated with other indebtedness relative to all, if any, other such events which shall have occurred and are continuing shall at any time have an outstanding nominal value of at least USD 30,000,000.- or its equivalent in any other currency or currencies or, if greater, an amount equal to two percent of the consolidated shareholders' equity of the Guarantor as set out in the most recently published audited consolidated annual accounts of the Guarantor; or

(d) The Issuer, the Guarantor or a Significant Subsidiary is (or is deemed by law or court to be) insolvent or bankrupt or unable to pay its debts, stops, suspends, payment of all or a material part of its debts, proposes or makes a stay of execution, a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any such debts or a moratorium is agreed or declared in respect of or affecting all or any part of (or of a particular type of) the debts of the Issuer, the Guarantor, or any Significant Subsidiary of the Guarantor; or

(e) Any Court institutes bankruptcy or other insolvency proceedings against the Issuer, the Guarantor or a Significant Subsidiary or if such proceedings are set in motion and are not terminated or suspended within 60 days or if the Issuer, the Guarantor or a Significant Subsidiary petitions for commencement of such proceedings or creditors thereof offer an arrangement out of bankruptcy in the context of such proceedings; or

(f) A dissolution or merger involving the Issuer or the Guarantor as a result of which the Issuer or the Guarantor is not the surviving company, unless on or before the effectiveness of such dissolution or merger the successor company agrees to assume (whether by operation of law or by contract or otherwise) all the Issuer's or the Guarantor's obligations with respect to the Bonds and such assumption becomes effective on or before the date falling 14 days after such dissolution or merger; or

(g) The Guarantee ceases to be, or is claimed by the Guarantor not to be, in full force and effect; or

(h) The Guarantor transfers or disposes of all or substantially all of its business or assets, unless on or before the effectiveness of such transfer or disposal the acquiring entity agrees to assume (whether by operation of law or by contract or otherwise) all obligations of the Guarantor with respect to the Bonds and such assumption becomes effective on or before the date falling 14 days from such transfer or disposal.

If one of the aforesaid events under (c) to (h) of this Section 7 should occur, the Issuer or the Guarantor shall inform the Principal Paying and Conversion Agent without delay and immediately furnish or make available the documents and information which are necessary for it to make an assessment. The Principal Paying and Conversion Agent shall also be entitled to rely fully on documents and statements given by the Issuer or the Guarantor.

If any of the above events of default occurs, the Principal Paying and Conversion Agent has the right but not the obligation to serve a written notice of default upon the Issuer and the Guarantor, such notice having the effect that the Bonds become immediately due and repayable at their Accreted Principal Amount plus accrued interest as at, but excluding, the date of repayment.

"Subsidiary" of the Issuer or of the Guarantor means a company the accounts of which are, in accordance with applicable law or generally accepted accounting principles, consolidated with those of the Issuer or Guarantor (as the case may be).

"Significant Subsidiary" in this Section 7 means any Subsidiary of the Guarantor whose Net Revenues, at any time, represent 10% or more of the consolidated net revenues of the Guarantor and its Subsidiaries, and for this purpose:

A. the net revenues of any such Subsidiary shall be ascertained by reference to:

(i) the financial statement of such Subsidiary at the date to which the last audited consolidated financial statements of the Guarantor and its consolidated Subsidiaries have been prepared;

(ii) if such subsidiary became a Subsidiary of the Guarantor after that date, the latest financial statements of such Subsidiary adjusted to take into account subsequent acquisitions and disposals or other changes in circumstances.

B. the consolidated net revenues of the Guarantor shall be ascertained by reference to the last audited consolidated financial statements of the Guarantor and its consolidated Subsidiaries.

"Net Revenues" means revenues deriving from (i) third party product sales, and (ii) royalties and licensing income from third parties.

8. Replacement of Issuer

Should the Issuer wish to be replaced by a direct or indirect Subsidiary of the Guarantor (the "New Issuer") at a later date as the direct debtor of the Bonds and Coupons, the Issuer shall request prior approval from the Principal Paying and Conversion Agent on behalf of the Bondholders and Couponholders.

Such approval shall not be withheld if, in the sole opinion of Principal Paying and Conversion Agent,

(a) the interests of the Bondholders and Couponholders are satisfactorily protected, in particular with regard to their status under the Swiss tax law;

(b) the New Issuer is in a position to fulfil all payment obligations arising from or in connection with the Bonds and Coupons in freely convertible and transformable legal tender of Switzerland and, in case of a non Swiss Subsidiary, without any need to deduct or withhold any taxes or duties at source to transfer without restriction all amounts required to be paid under the Bonds and Coupons and, the interests of the Bondholders and Couponholders are satisfactorily protected; and

(c) the New Issuer has obtained to this effect, if required, all necessary governmental authorisations of the country of its domicile or its deemed residence for tax purposes.

Any substitution shall be published in accordance with Section 11.

In the event of such substitution, any reference to the Issuer in these Terms shall be deemed to refer to the New Issuer and any reference to Cayman Islands as far as made in connection with the Issuer shall be deemed to refer to the country in which the New Issuer has its domicile or is deemed resident for tax purposes.

9. Prescription

Claims for payment of principal and interest cease to be enforceable by legal action in accordance with the applicable statute of limitations under Swiss law (presently after 10 years, in case of principal, and after 5 years, in case of interest, from their relevant due dates).

10. Listing

The Issuer will use its best efforts to have the Bonds listed on the Relevant Exchange on the main segment and to maintain such listing during the whole life of the Bonds.

11. Notices

All notices regarding the Bonds and/or the Coupons shall be published in the Swiss Official Gazette of Commerce and in one newspaper in French and one Newspaper in German providing for a nation-wide distribution. Such notices shall also be given through the clearing system in which the Permanent Global Certificate is deposited.

12. Bondholders' Meeting

(a) Powers to convene a Bondholders' Meeting

The Issuer, the Guarantor or the Principal Paying and Conversion Agent may at any time convene a meeting of Bondholders (a "Bondholders' Meeting").

In case of an event mentioned in Section 7 of the Terms and as long as the Principal Paying and Conversion Agent has not exercised its rights thereunder, the Bondholders who wish that a Bondholders' Meeting should be convened and who represent at least 10% of the aggregate principal amount of Bonds then outstanding and who are entitled to attend and vote in accordance with Sections 12(e) and 12(g) may at any time request the Principal Paying and Conversion Agent to convene a Bondholders' Meeting as soon as commercially possible upon receipt of such request.

The costs of Bondholders' Meetings convened shall be borne by the Issuer.

(b) Powers of Bondholders' Meeting

A Bondholders' Meeting may consider any matter affecting Bondholders' interests (other than matters on which the Principal Paying and Conversion Agent has previously exercised its rights under Section 6 or 7 of these Terms), including any modification of, or arrangement in respect of, these Terms and the Coupons.

(c) Notice of Bondholders' Meetings and publication of Resolutions

Notice convening a Bondholders' Meeting shall be given at least 45 days prior to the proposed date thereof. The notice shall be by way of one announcement in compliance with Section 11. The notice shall state generally the nature of the business to be transacted at the meeting. If an Extraordinary Resolution (as defined below) is being proposed, the text of the proposed resolution or resolutions will be specified. The notice shall specify the day, hour and place of the meeting and also the formal requirement referred to in this Section 12(e). The Issuer and the Principal Paying and Conversion Agent will make a copy of the notice available for inspection at each of their respective head offices.

Notice of any resolution passed at a Bondholders' Meeting will be published by the Principal Paying and Conversion Agent on behalf of the Issuer in compliance with Section 11 not later than 10 days after the date of the meeting. Non-publication of such notice shall not invalidate any such resolution.

(d) Place of Meeting, Chairman and Power of the Chairman

All Bondholders' Meetings shall be held in Geneva. A chairman and a deputy chairman shall be nominated by the Principal Paying and Conversion Agent in writing. If a person has not been so nominated, or if the nominated persons shall not be present within 30 minutes after the time appointed for holding the meeting, the Bondholders present shall choose the chairman and deputy chairman.

The chairman shall lead and preside over the Bondholders' Meeting. It shall be his duty to determine the presence of persons entitled to attend and vote and to inquire if the necessary quorum as set forth below is present. He shall instruct the Bondholders as to the procedure of the Bondholders' Meeting and the resolutions to be considered. He shall sign the minutes referred to in Section 12(j).

(e) Right to attend and vote

Each person who produces a Bond or a certificate by a bank in respect of such Bond relating to that Bondholders' Meeting is entitled to attend and to vote on the resolutions proposed at each Bondholders' Meeting. Couponholders are not entitled to attend or vote at Bondholders' Meetings. Said certificate by a bank shall be dated before or at the date of the Bondholders' Meeting and confirm that the Bond is deposited with that bank and will remain deposited with it until and including the date of the Bondholders' Meeting and that it has not issued any other such certificate in respect of such Bond.

(f) Quorum

The quorum necessary in order to vote on resolutions proposed at a Bondholders' Meeting shall be persons entitled to vote under Sections 12(e) and 12(g) and holding or representing in the aggregate the following percentages (or more) of the aggregate principal amount of all outstanding Bonds:

— each Ordinary Resolution:	25%
— each Extraordinary Resolution:	66%
If within 30 minutes after the time appointed for any Bondholder's Meeting a sufficient quorum is not present the meeting shall be dissolved.

(g) Voting Rights

Bondholders' voting rights shall be determined according to the principal amount of outstanding Bonds held. Each Bond in the denomination of CHF 5,000 shall be entitled to one vote.

Bonds held by or on behalf of the Issuer or any other natural person or legal entity:

A. which directly or indirectly owns or controls more than 50% of the equity share capital of the Issuer and/or the Guarantor; or

B. of which, in the case of a legal entity, more than 50% of the equity share capital is directly or indirectly owned or controlled by the Issuer and/or the Guarantor; or

C. where the Issuer and/or the Guarantor is in a position to exercise, directly or indirectly, control over the decisions or actions of such natural person or legal entity or representative thereof, irrespective of whether or not the latter is affiliated with the Issue and/or the Guarantor, shall not be entitled to vote.

(h) Valid Resolution

A resolution shall be validly passed if approved by the following percentages (or more) of votes validly cast at a duly convened Bondholders' Meeting held in accordance with this Section 12

— each Ordinary Resolution:	51%
— each Extraordinary Resolution:	66%
(i) Every proposal submitted to the Bondholders' Meeting shall be decided by a poll.

A.   Ordinary Resolution

Any resolution which is not an Extraordinary Resolution under this Section 12(i) hereof shall be deemed to be an Ordinary Resolution.

 B.   Extraordinary Resolution

An Extraordinary Resolution shall be necessary:

(i) to postpone the Maturity Date of the Accreted Principal Amount of any Bond or to reduce the amount of principal payable on any Bond;

(ii) to change the Interest Payment Date on any Bond or to change the rate of interest or the method of computation of interest on any Bond;

(iii) to change any provision for payment contained in these Terms or the place or currency of repayment of the Accreted Principal Amount of any Bonds or interest on any Bonds;

(iv) to amend or modify or waive the whole or any part or parts of Section 6 or 7 or this Section 12 (e), (f), (g), (h) or (i) of these Terms;

(v) to amend or modify any provision in the Terms of the Bonds relating to the conversion of the Bonds into Shares;

(vi) to change the choice of law and the jurisdiction clauses in these Terms;

(vii) to amend or modify any of the provisions of the Guarantee (subject to the approval of the Guarantor).

The above-mentioned list of issues for which an Extraordinary Resolution shall be necessary is comprehensive.

(j) Resolutions binding on all Bondholders and minutes of Resolutions

Any resolution approved at a Bondholders' Meeting held in accordance with this Section 12 shall be conclusive and binding on the Issuer and on all present or future Bondholders, whether present or not, regardless of whether such Bondholders have approved such resolution. The Bondholders shall not be entitled to any improvement of their position vis-à-vis the Issuer and/or the Guarantor based on a resolution approved at a Bondholders' Meeting except with the prior written approval of the Issuer and the Guarantor. Any Resolution approved at a Bondholders' Meeting which increases the obligations of the Issuer and/or the Guarantor under these Terms shall become effective only after written approval of the Issuer and the Guarantor. Minutes of all resolutions and proceedings at the Bondholder's Meeting shall be made and signed by the chairman pursuant to Section 12(d).

13. Guarantee

(a) As security for the Bonds the Guarantor has issued the following unconditional and irrevocable Guarantee in accordance with Article 111 of the Swiss Federal Code of Obligations:

Quote

"As security for the CHF 600,000,000 0.5% unsubordinated convertible bonds due 2008 (the "Bonds") issued by Ares International Finance 92 Ltd., PO Box 1034GT, 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, Cayman Islands (the "Issuer"), Serono S.A, 1267 Coinsins, Switzerland, (the "Guarantor") herewith irrevocably and unconditionally guarantees, in accordance with the terms of Article 111 of the Swiss Federal Code of Obligations:

the due and punctual payment of principal amount, interest and accretion and all additional amounts, and the due and punctual discharge of the other obligations owed by the Issuer, all as stipulated in the terms of the bonds (the "Terms of the Bonds") attached to the bond purchase agreement between Goldman, Sachs & Co. Bank, Zurich, and UBS AG, Zurich, on the one hand, and the Guarantor and the Issuer, on the other hand, dated 17 November 2003 (the "Bond Purchase Agreement") and in the paying and conversion agency agreement dated of the same date between the Issuer and the Guarantor on the one hand and UBS AG, Zurich on the other hand, (the "Paying and Conversion Agency Agreement", together with the Bond Purchase Agreement, the "Agreements") (the "Guarantee").

The Guarantee shall be valid irrespective of the validity of the Bonds, the Terms of the Bonds, or the Agreements.

The Guarantor agrees to pay UBS AG, for the benefit of the Bondholders, any amount claimed under the Guarantee (or if the Guarantee relates to the failure of the Issuer to deliver Shares upon conversion of the Bonds, and if so demanded by UBS AG, to make such Shares available according to the instructions of UBS AG) within seven days of the receipt by the Guarantor from UBS AG first written demand for payment (or for delivery of the Shares), provided that such demand contains a confirmation that (a), in case of demand for payment, the amount claimed is unpaid and equivalent to (i) any principal, interest, accretion or additional amount due under the Terms of the Bonds, and/or to (ii) any indemnification due in connection with the breach of the obligation of the Issuer to deliver Shares upon conversion of the Bonds, or (b), in case of demand for delivery of Shares, that Shares were required to be delivered but were not delivered on the due date for such delivery. Notwithstanding the seven-day grace period referred to above, any payment made by the Guarantor under the Guarantee shall include any interest accrued through and including the date of payment made to the Principal Paying and Conversion Agent.

Payments under the Guarantee can only be claimed by UBS AG and not by any Bondholder. The Guarantor irrevocably waives any present or future right of objection or defence, including any right of set-off that it may otherwise raise against the obligation to pay in accordance with the Guarantee.

The Guarantee constitutes a direct, senior unsecured and unconditional obligation of the Guarantor and ranks pari passu with all other present or future unsecured and unsubordinated obligations of the Guarantor.

As long as the Bonds are outstanding, but only until all amounts of principal and interest due under the Terms of the Bonds have been placed at the disposal of the Principal Paying and Conversion Agent, the Guarantor will not provide any security for debt securities, and in particular bond issues, debentures, notes or similar debt securities that are, or are intended to be, quoted, listed or traded on any stock exchange, OTC or other securities markets, with a maturity of more than twelve months, without at the same time enabling the Bondholders to share equally and ratably in such security, or providing for the Bondholders such other security as the Principal Paying and Conversion Agent shall deem satisfactory (any reference to Bondholders shall include, where relevant, Couponholders).

This Guarantee shall continue in full force and effect until the principal amount, interest and all other charges that are payable in respect of the Bonds have been received in full by the Principal Paying and Conversion Agent.

Payments hereunder will be made available without any withholding for present or future taxes or duties to be withheld by the Guarantor and levied by or in Switzerland and will be made in freely disposable Swiss francs which will be placed at the free disposal of the Principal Paying and Conversion Agent, on behalf of the Bondholders, irrespective of any future transfer restrictions and outside of any bilateral or multilateral payment or clearing agreement which may be applicable at the time of such payments. In the event that any payments by or on behalf of the Guarantor shall be made subject to withholding or deduction for any such relevant taxes or duties, such additional amount ("Additional Amount") shall be payable by the Guarantor as may be necessary in order that the net amounts received by the Bondholders or Couponholders after such withholding or deduction shall equal the amounts which would otherwise have been received by such Bondholder or Couponholder in respect of the relevant Bonds in the absence of such withholding or deduction. However, no such Additional Amount shall be payable (i) to any Bondholder or Couponholder who is subject to such taxes or duties by reason of his being connected with Cayman Islands or Switzerland, or otherwise than by reason of the mere holding of the Bond or the Coupon or (ii) who presented the Bond or the Coupon for payment more than 30 days after the relevant payment date except to the extent that the holder of it would have been entitled to such Additional Amount on presenting such Bond or Coupon for payment on the last day of such period of 30 days assuming, whether or not it is in fact the case, that day to have been a Business Day. A business day is a day on which banks in Zurich and London are open for business ("Business Day").

The Guarantee is governed by Swiss law.

Any dispute regarding the Guarantee that may arise between UBS AG, as Paying and Conversion Agent, on the one hand, and the Guarantor, on the other hand, shall be subject to the exclusive jurisdiction of the Court of the Canton of Geneva, with the right of appeal to the Swiss Federal Court of Justice in Lausanne.

Terms and expressions not otherwise defined in this Guarantee shall have the same meaning as in the Terms of the Bonds."

Unquote

(b) The Principal Paying and Conversion Agent undertakes to call on the Guarantee and to claim any unpaid amount from the Guarantor pursuant to aforesaid Guarantee by requesting the Guarantor in writing for payment and confirming in writing that the Issuer has not met its obligation arising under the Bonds on the due date in the amount called under the Guarantee. Upon receipt, the Principal Paying and Conversion Agent undertakes to forward such amount to the Bondholders and Couponholders. The Principal Paying and Conversion Agent is, however, entitled to deduct of received amount all costs and expenses related to the collection of said amount, such as court and lawyer's fees etc.

(c) In case of the Guarantor's obvious inability to pay (for example in case of adjudication in bankruptcy or in abatement), the Principal Paying and Conversion Agent is entitled to abandon the collection of amounts due under the Guarantee. In order to entitle Bondholders and Couponholders to take legal action on their own in such a case, the Principal Paying and Conversion Agent undertakes to assign to Bondholders and Couponholders upon their written request all claims arising from the Guarantee (including the right to call on the Guarantee) equivalent to their share of the Bonds.

(d) If, pursuant to Section 13 (c), the Principal Paying and Conversion Agent assigns its claims arising from the Guarantee to a third party, the Principal Paying and Conversion Agent undertakes to put the assignee under the obligations of the Principal Paying and Conversion Agent set forth in Sections 4 and 5.

14. Taxation

All payments of principal and interest on the Bonds by the Issuer will be made without deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of Cayman Islands or Switzerland or any taxing authority thereof, unless deduction of such taxes or duties is compelled by law.

In the event that any such taxes, imposts or duties on any such payment in Cayman Islands or Switzerland, to be withheld at source by the Issuer, should at any future time be imposed or levied, by any such authority, the Issuer shall remit to the Principal Paying and Conversion Agent such additional amounts as may be necessary to ensure that after deducting of any such taxes, imposts or duties, but before any deduction made in pursuance with Cayman Islands or Swiss law, every net payment of principal, and interest on a Bond will not be less than the face amount of any Coupon and the principal amount of any Bond that may be due and owing at the time of payment thereof, except that no such additional amount shall be payable (i) to any Bondholder or Couponholder who is subject to such taxes or duties by reason of his being connected with Cayman Islands or Switzerland, or otherwise than by reason of the mere holding of the Bond or the Coupon or (ii) who presented the Bond or the Coupon for payment more than 30 days after the relevant payment date except to the extent that the holder of it would have been entitled to such additional amounts on presenting such Bond or Coupon for payment on the last day of such period of 30 days assuming, whether or not it is in fact the case, that day to have been a Business Day (as defined in Condition 5(a)).

For the avoidance of doubt, it is not deemed to be a tax withheld at source by the Issuer and no additional amount is due with respect to any withholding or deduction imposed on a payment to an individual and required to be made pursuant to the European Union Council Directive 2003/48/EC or any other Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive or any similar measure adopted by third countries and territories.

15. Currency Indemnity

If any payment obligation of the Issuer and/or the Guarantor in favour of the Bondholders or Couponholders, as the case may be, has to be changed from Swiss francs into a currency other than Swiss franc (to obtain a judgement, execution, or for any other reason), the Issuer and/or the Guarantor undertake as a separate and independent obligation to indemnify the Bondholders or Couponholders, as the case may be, for any shortfall caused by fluctuations of the exchange rates applied for such conversions. The rates of exchange to be applied in calculating such shortfall shall be the Principal Paying and Conversion Agent's spot rates of exchange prevailing between Swiss franc and the currency other than Swiss franc on the date on which such conversions are necessary.

16. Going Private

When the Shares are de-listed from the Relevant Exchange or any third party controls more than 90% of the outstanding share capital or voting rights of the Guarantor and provided that no Change of Control has occurred, each Bondholder shall have the right to request the Issuer to repay the Bonds owned by such Bondholder at the higher of (i) their Accreted Principal Amount (together with unpaid accrued interest) or (ii) the average closing bid of the Bonds for a period of 10 Trading Days prior to the date at which such request for repayment is received by the Issuer.

17. Governing Law and Jurisdiction

These Terms, the Bonds and/or the Coupons shall be subject to and governed by substantive Swiss law.

Any dispute which might arise between Bondholders or Couponholders on the one hand and the Issuer on the other hand regarding these Terms, the Bonds and/or the Coupons shall be settled in accordance with Swiss law, the place of jurisdiction being Geneva, Switzerland, with the right of appeal to the Swiss Federal Court of Justice in Lausanne, when the law permits, the decision of which will be final.

The above-mentioned jurisdiction is also exclusively competent for the declaration of invalidity of Bonds and Coupons. The Issuer shall be discharged by and to the extent of any payment made to a Bondholder or Couponholder recognised as creditor by an enforceable judgement of a Swiss Court.

18. Amendment to these Terms

The Principal Paying and Conversion Agent may, without the consent of the Bondholders or the Couponholders, agree to any modification or arrangement of these Terms which, in the sole opinion of the Principal Paying and Conversion Agent, is of a formal, minor or technical nature or is made to correct a manifest error.

In connection with any exercise of said powers the Principal Paying and Conversion Agent shall not have regard to the consequences thereof for individual Bondholders such as those arising from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory.

It is expressly agreed that all actions taken and any agreements or waivers or authorisations made by the Principal Paying and Conversion Agent under this Section 18 shall be definitive and irrevocable and bind all parties without any necessity to obtain any confirmation or registration whatsoever.

19. Reopening

The Issuer reserves the right to issue further bonds which will be fungible with the Bonds (i.e., identical especially with respect to the Terms, security number, final maturity, interest rate, conversion right and conversion price) without the consent of the Bondholders. Newly issued bonds shall be consolidated and form a single series with the outstanding Bonds.

20. Severability

If at any time any or more or the provisions of the Terms is or becomes unlawful, invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

21. Role of Principal Paying and Conversion Agent

UBS AG will act as Principal Paying and Conversion Agent and will or may also act on behalf or for the benefit of the Bondholders, but only in the cases stated explicitly in these Terms. In any other cases, UBS AG is not obliged to take or to consider any actions on behalf or for the benefit of the Bondholders.

Annex B (Copy of the Permanent Global Certificate)

THE SECURITIES REPRESENTED BY THIS PERMANENT GLOBAL CERTIFICATES HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS. RESTRICTIONS APPLY TO THE OFFER OR SALE OF THE SECURITIES IN CERTAIN JURISDICTIONS OTHER THAN SWITZERLAND OR TO NATIONALS OF SUCH FOREIGN JURISDICTIONS. ANY “UNITED STATES PERSON” (AS DEFINED IN THE INTERNAL REVENUE CODE OF 1986 OF THE UNITED STATES OF AMERICA (THE “CODE”) WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE INCOME TAX LAWS OF THE UNITED STATES OF AMERICA INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE CODE).

PERMANENT GLOBAL CERTIFICATE

of

CHF 600’000’000

(six hundred million Swiss Francs)

Ares International Finance 92 Limited
(incorporated in the Cayman Islands)
0.50 percent Convertible Bonds due 2008
convertible into bearer shares of
Serono S.A.
(incorporated with limited liability in Switzerland)

Ares International Finance 92 Ltd, Cayman Islands, incorporated in the Cayman Islands with limited liability (the “Issuer”), owes to the bearer of this Permanent Global Certificate, upon presentation and surrender of this Permanent Global Certificate, the amount of CHF 600’000’000 (six hundred million Swiss francs) plus accretion, if any, and interests, as stated in, and in accordance with the Terms of the Bonds attached to the Bond Purchase Agreement (the “Agreement”) and the terms of the bonds incorporated by reference therein (the “Terms of the Bonds”), signed as of 17 November 2003 among the Issuer and Serono S.A., Switzerland (“Serono S.A.”), on the first part, and Goldman, Sachs & Co. Bank, Zurich (“GS”), and UBS AG, Zurich, on the second part, and the Paying and Conversion Agency Agreement signed as of 17 November 2003 between the Issuer, Serono S.A. and UBS AG (in this function, the “Paying and Conversion Agent”.

UBS AG undertakes to deposit this Permanent Global Certificate for the entire duration of the Bonds and until the complete conversion of the Bonds or satisfaction of all obligations owed under them, with SIS SegaInterSettle AG, Olten, Switzerland or with any other collective safekeeping organization approved by the SWX Swiss Exchange.

Each holder of Bonds retains a quotal co-ownership interest in this Permanent Global Certificate to the extent of his claim against the Issuer. The decision, if and when Bonds and Coupons are to be printed, is at the sole discretion of the Paying and Conversion Agent, in accordance with the Terms of the Bonds. An exchange of this Permanent Global Certificate prior to the complete conversion of the Bonds can only be effected against the definitive Bonds and Coupons. This Permanent Global Certificate is governed by Swiss law.

Cayman Islands, as of 26 November 2003
Ares International Finance 92 Limited

By /s/ Paul Wilkinson /s/ Jacques Theurillat

Swiss Security Number: 1.717.579 / ISIN: CH0017175792 / Common Code: 018060752

This Permanent Global Certificate becomes valid only if countersigned by two officials of UBS AG:

UBS AG

By _________________________ By _________________________

Annex C (Bond Certificate)

(front of the definitive Bonds)

[LEGEND TO BE DETERMINED ON THE DATE OF ISSUE OF COUPONS ACCORDING TO THEN APPLICABLE LAWS]

Ares International Finance 92 Limited
(incorporated in Guernsey, Channel Islands, with limited liability)

CHF 600,000,000

0.50 percent Convertible Unsubordinated Bonds due 2008

convertible into bearer shares of

Serono S.A.
(incorporated with limited liability in Switzerland)

Bond of Swiss francs 5,000

Ares International Finance 92 Limited, PO Box 1034GT, 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, Cayman Islands , promises to pay to the holder of this Bond upon its presentation and surrender the amount of CHF 5,000 (five thousand), in accordance with the terms and conditions printed on the back hereof.

[   ], as of [Date]

Ares International Finance 92 Limited

By _____________________________________

Annex D (Coupons)

form of the definitive Coupons

Front Side

[LEGEND TO BE DETERMINED ON THE DATE OF ISSUE OF COUPONS ACCORDING TO THEN APPLICABLE LAWS] .

ARES INTERNATIONAL FINANCE 92 LIMITED

PO Box 1034GT, 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, Cayman Islands

0.50% percent Convertible Unsubordinated Bonds due 2008 convertible into registered shares of Serono SA.

Coupon No. 1 (2) (3) (4) (5) of CHF [  ]

Annual interest due dates : [  ]

   This coupon is payable at any office in Switzerland of

   [  ]

Annex E (Specimen Signatures)

SPECIMEN SIGNATURES

A.    1st signature by:

Function/Title:   _______________________

Name/First Name:     _______________________

*Signature:

B.    2nd signature by:

Function/Title:   _______________________

Name/First Name:     _______________________

*Signature:

*For signature, Please use dark ink only.